UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 19, 2017

ENERGY FOCUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36583	94-3021850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

32000 Aurora Road, Suite B
Solon, Ohio		44139
(Address of principal executive offices)		(Zip Code)

(440) 715-1300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On February 20, 2017, Energy Focus, Inc. (the “Company”) announced a restructuring initiative (the “Restructuring”), which is being implemented during the first quarter of 2017 to achieve higher operating efficiencies and reduce the Company’s annual operating costs by approximately $10 million from 2016 levels. The Restructuring includes a workforce reduction of approximately 15%, consolidation of the Company’s office facilities, reorganization of the commercial sales force, integration of engineering and research and development teams, reconfiguration of certain manufacturing lines, and the reduction in administrative expenses and professional fees. The Company expects to record a one-time restructuring charge of approximately $1.1 million in its first quarter 2017 associated with these actions, consisting of (a) approximately $0.8 million of employee-related costs, including severance; and (b) approximately $0.3 million of lease termination costs. The amounts and timing of all estimates are subject to assumptions where actual results may differ.

Forward-Looking Statements

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts and include statements regarding our current expectations concerning, among other things, our results of operations, financial condition, strategies, capital expenditures and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this report. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: the Company’s expectations regarding the amount and timing of the Restructuring charges, including costs subject to future negotiations with third parties; estimates of the amount of savings that will be realized; the effectiveness of the Restructuring in achieving intended cost reductions and operational efficiencies; our history of operating losses and our ability to effectively implement cost-cutting measures and generate sufficient cash from operations or receive sufficient financing, on acceptable terms, to continue our operations; our reliance on a limited number of customers, in particular our sales of products for the U.S. Navy, for a significant portion of our revenue, and our ability to maintain or grow such sales levels; the entrance of competitors in the market for the U.S. Navy products; general economic conditions in the United States and in other markets in which we sell our products; our ability to utilize our resulting operational structure to implement and manage our growth plans to increase demand, diversify our customer base, increase sales, control expenses and respond to new technologies and market trends; our ability to compete effectively against companies with greater resources, lower cost structures, or more rapid development efforts; our ability to protect our intellectual property rights and other confidential information, manage infringement claims by others, and the impact of any type of legal claim or dispute; our ability to attract and retain qualified personnel, and to do so in a timely manner; and our ability to maintain effective internal controls and otherwise comply with our obligations as a publicly traded company. In light of the foregoing, we caution you not to place undue reliance on our forward-looking statements. Any forward-looking statement that we make in this report speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO and Board Changes

On February 19, 2017, the Board of Directors of Energy Focus, Inc. (the “Company”) appointed Ted L. Tewksbury III, Ph.D to serve as Chairman of the Board, Chief Executive Officer and President, effective immediately. Dr. Tewksbury has been serving as the Company’s Executive Chairman of the Board of Directors since December 12, 2016.

James Tu has stepped down as Chief Executive Officer and President of the Company and as a member of the Board of Directors, effective February 19, 2017. Mr. Tu’s decision to resign was not as a result of any disagreement with the Company. The Company and Mr. Tu entered into a Separation Agreement and Release dated February 18, 2017, which provides for the continued payment of Mr. Tu’s salary at the rate then in effect for a period of 12 months following his separation date and 12 months of continued benefits.

Simon Cheng has also resigned as a member of the Board of Directors effective February 19, 2017. Mr. Cheng’s decision to resign from the Board was not as a result of any disagreement with the Company.

In addition to serving as the Company’s Executive Chair since December 2016, Dr. Tewksbury, age 60, has been Founder and CEO of Tewksbury Partners, LLC, providing strategic consulting, advisory and board services to private and public technology companies, venture capital and private equity firms, since 2013. He had served as President and Chief Executive Officer (from November 2014) and a director (from September 2010) of Entropic Communications, a public company specializing in semiconductor solutions for the connected home, until its sale to MaxLinear, Inc., another public semiconductor company, in April 2015, and he remains a director of MaxLinear, Inc. He is also a director of Jariet Technologies, a private company specializing in digital microwave integrated circuits for wireless infrastructure, backhaul and military applications. From 2008 to 2013, Dr. Tewksbury had been President and Chief Executive Officer and a director of Integrated Device Corporation, a public semiconductor company.

Dr. Tewksbury’s base salary will increase to $450,000 annually and he is eligible for a performance-based bonus of up to 100% of base salary at target level. In connection with his appointment, he also will be granted restricted stock units (“RSUs”) having a grant date value of $225,000 and options equal to 1.5 times the number of RSUs that will vest over three years. Dr. Tewksbury will also participate in the Company’s Change in Control Plan (the “CIC Plan”) adopted by the Board on February 19, 2017 and described in more detail below, which provides for a severance payment to Dr. Tewksbury upon a qualifying termination occurring within 24 months after a Change in Control (as defined in the CIC Plan) equal to one times his base salary and annual target bonus, a pro-rated portion of any current year bonus, 12 months of continued benefits and full vesting of all outstanding equity awards provided that he remains in compliance with confidentiality, non-competition, non-solicitation and other covenants. Additional terms of the CIC Plan are described below.

Change in Control Plan

On February 19, 2017, the Board of Directors of the Company adopted the CIC Plan, which provides for (a) full vesting of equity awards held by non-employee directors upon a Change in Control and (b) severance payments (“Severance”) to be made in the event of a qualifying termination within 24 months of a Change in Control (a “Qualifying Termination”) to employees designated by the Board for participation in the CIC Plan, payable in the amounts designated by the Board and set forth in a participation agreement with the employee.

The Severance will be reduced by the amount of any similar payments and benefits under any employment agreement or other arrangement with the Company and is subject to the employee’s or director’s compliance with confidentiality, non-competition, non-solicitation, other restrictive covenants and the provision of a full release of claims against the Company and its successors. To the extent any Severance would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), the Company would reduce the employee’s payments and benefits payable under the CIC Plan to the extent necessary so that no portion thereof would be subject to the excise tax imposed by Section 4999 of the Code.

The Board of Directors designated the Chairman of the Board, Chief Executive Officer and President and the Chief Financial Officer for participation in the CIC Plan and each have entered into a participation agreement providing for the following Severance upon a Qualifying Termination: (a) full vesting of all outstanding equity awards, (b) a lump sum equal to one times the sum of base salary and target annual cash bonus and (c) continued company paid participation in group health benefits for 12 months following the termination.

A copy of the related press release announcing these changes is attached hereto as Exhibit 99.1. A copy of Dr. Tewksbury’s offer letter, the CIC Plan, Mr. Bradley B. White’s participation agreement under the CIC Plan, and the separation and release agreement with Mr. Tu are attached hereto as Exhibits 10.1, 10.2, 10.3, and 10.4, respectively.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit
Number	Description

10.1	Chairman, Chief Executive Officer and President Offer Letter dated February 19, 2017 between Theodore L. Tewksbury III and Energy Focus, Inc.
10.2	Change in Control Plan and Form of Participation Agreement
10.3	Change in Control Participation Agreement dated February 19, 2017 between Bradley B. White and Energy Focus, Inc.
10.4	Separation Agreement and Release dated February 18, 2017 between James Tu and Energy Focus, Inc.
99.1	Press release dated February 20, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 21, 2017

ENERGY FOCUS, INC.

	By:	/s/ Bradley B. White
	Name:	Bradley B. White
	Title:	Chief Financial Officer and Secretary

Exhibit Index

Exhibit
Number	Description

10.1	Chairman, Chief Executive Officer and President Offer Letter dated February 19, 2017 between Theodore L. Tewksbury III and Energy Focus, Inc.
10.2	Change in Control Plan and Form of Participation Agreement
10.3	Change in Control Participation Agreement dated February 19, 2017 between Bradley B. White and Energy Focus, Inc.
10.4	Separation Agreement and Release dated February 18, 2017 between James Tu and Energy Focus, Inc.
99.1	Press release dated February 20, 2017